SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C.  20549

                              FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                      Commission File Number
                           333-64031-02

                   Trico Marine Services, Inc.,
                    Trico Marine Assets, Inc.,
                   Trico Marine Operators, Inc.,
              Trico Marine International Holdings BV,
                      Saevik Supply ASA, and
                        Saevik Shipping AS
            (Exact name of registrant as specified in its charter)

250 NORTH AMERICAN COURT, HOUMA, LOUISIANA 70363              (504) 851-3833
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

     8 1/2 % SERIES G SENIOR NOTES DUE 2005 AND SENIOR GUARANTEES
           (Title of each class of securities covered by this Form)

              COMMON STOCK, $.01 PAR VALUE PER SHARE
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i) [    ]    Rule 12h-3(b)(1)(ii)    [    ]
Rule 12g-4(a)(1)(ii)[    ]    Rule 12h-3(b)(2)(i)     [    ]
Rule 12g-4(a)(2)(i) [    ]    Rule 12h-3(b)(2)(ii)    [    ]
Rule 12g-4(a)(2)(ii)[    ]    Rule 15d-6              [  x ]
Rule 12h-3(b)(1)(i) [    ]

     Approximate number of holders of record as of the certification or notice date:

                             FIVE (5)

     Pursuant to the requirements of the Securities Exchange Act of 1934, Trico Marine Services, Inc., Trico Marine Assets, Inc., Trico Marine Operators, Inc., Trico Marine International Holdings B.V., Saevik Supply ASA, and Saevik Shipping AS have each caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                            TRICO MARINE SERVICES, INC.

DATE:  January 12, 1999     BY:      /s/ Victor Perez
                                ----------------------------
                                          Victor Perez
                             Vice President, Chief Financial Officer


                            TRICO MARINE ASSETS, INC.

DATE:  January 12, 1999     BY:      /s/ Victor Perez
                                -----------------------------
                                          Victor Perez
                             Vice President, Chief Financial Officer


                            TRICO MARINE OPERATORS, INC.

DATE:  January 12, 1999     BY:      /s/ Victor Perez
                                -----------------------------
                                          Victor Perez
                             Vice President, Chief Financial Officer


                            TRICO MARINE INTERNATIONAL HOLDINGS B.V.

DATE:  January 12, 1999     BY:      /s/ Ronald O. Palmer
                                -----------------------------
                                        Ronald O. Palmer
                                            Director


                            SAEVIK SUPPLY ASA

DATE:  January 12, 1999     BY:      /s/ Widar Salbuvik
                                -----------------------------
                                         Widar Salbuvik
                                      Chairman of the Board


                            SAEVIK SHIPPING AS

DATE:  January 12, 1999     BY:      /s/ Jon Arild Goksoyr
                                -----------------------------
                                        Jon Arild Goksoyr
                                         General Manager

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.